AMENDMENT TO FUND SERVICING AGREEMENT BETWEEN

FLEXSHARES® TRUST AND JPMORGAN CHASE BANK, N.A.

This AMENDMENT (this “Amendment”) is made and effective as of April 17, 2019 by FlexShares® Trust, severally and for and on behalf of each Fund (as defined in the Agreement), and JPMorgan Chase Bank, N.A. (“J.P. Morgan”), to the Fund Servicing Agreement (the “Agreement”) dated September 15, 2011, as amended, between FlexShares® Trust, on behalf of each Fund (as defined in the Agreement) and J.P. Morgan.

WHEREAS, FlexShares® Trust and J.P. Morgan entered into the Agreement pursuant to which J.P. Morgan was appointed to provide fund administration services, and the parties now wish to amend and restate Schedule 2 of the Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, FlexShares® Trust and J.P. Morgan hereby acknowledge and agree as follows:

1.        Unless otherwise defined herein, capitalized terms used herein have the meanings specified in the Agreement.

2.        Schedule 2 of the Agreement is hereby deleted in its entirety and replaced with Schedule 2 attached hereto.

3.        Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4.        Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

5.        This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

THIS AMENDMENT WILL BE CONSTRUED, REGULATED, AND ADMINISTERED UNDER THE LAWS OF THE UNITED STATES OR STATE OF NEW YORK, AS APPLICABLE, WITHOUT REGARD TO NEW YORK’S PRINCIPLES REGARDING CONFLICT OF LAWS, EXCEPT THAT THE FOREGOING SHALL NOT REDUCE ANY STATUTORY RIGHT TO CHOOSE NEW YORK LAW OR FORUM.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year set forth above.

FLEXSHARES® TRUST

By:	/s/ Jeff Beeson

Name:	Jeff Beeson

Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Michael E. Prendergast

Name:	Michael E. Prendergast

Title:	Executive Director

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SCHEDULE 2

FUND ADMINISTRATION SERVICES

A.	Portfolio Compliance Service.

1.	Subject to the timely availability of accurate data, J.P. Morgan will perform testing of the Fund’s portfolio compliance:

(i)         on a daily basis with respect to such investment restrictions and other regulatory requirements as are agreed in writing by the Customer and J.P. Morgan;

(ii)        on a quarterly basis with respect to the requirements of Section 851 of the Internal Revenue Code and applicable Treasury Regulations for qualification as a regulated investment company; and

will report its findings to the Customer from time to time as agreed between the parties, including at least on quarterly basis in connection with Board meetings (the “Portfolio Compliance Service”).

2.

J.P. Morgan is providing the Portfolio Compliance Service as a reporting service to the Customer to assist it in the oversight of the Funds and is not acting in a fiduciary capacity for the Funds. Accordingly, J.P. Morgan shall have no liability for any Liabilities (including investment losses) incurred by the Customer or any Fund resulting from the reliance by the Customer (or any other person) on the accuracy or completeness of the Portfolio Compliance Service unless as result of negligence, fraud or willful misconduct of J.P. Morgan or its affiliates or sub-contractors.

For avoidance of doubt, J.P. Morgan’s Portfolio Compliance Services will include the following:

(i)	Prepare quarterly reports listing any known material compliance violations that occurred;

(ii)

Monitor and test each Fund’s compliance with such investment restrictions and other regulatory requirements, as may be agreed to among the Funds’ investment adviser, J.P. Morgan and each Fund as necessary to meet industry regulations (e.g., issuer or industry diversification, etc.);

(iii)	Prepare brokerage commission reports for review by the Funds’ investment adviser;

(iv)	Provide access to compliance records and compliance tracking systems;

(v)	Develop, maintain, and monitor a compliance calendar for the Trust; and

(vi)	Assist in monitoring best execution by providing quarterly brokerage commission.

B.	Financial Reporting Services.

J.P. Morgan will prepare the reports and filings below for the review and approval by the Customer’s officers and will file such documents with the SEC upon receipt of approval from the Customer’s officers.

1.	Coordinate, prepare and review each Fund’s financial statements (annual and semiannual),

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in accordance with all applicable rules and regulations, including:

(i)	Schedules of Investments;

(ii)	Statements of Assets and Liabilities;

(iii)	Statements of Operations;

(iv)	Statements of Changes in Net Assets;

(v)	Financial Highlights; including expense ratios and portfolio turnover rates;

(vi)	Notes to Financial Statements;

(vii)	Review of other Financial Data included in annual and semi-annual reports;

(viii)	Performance (NAV total return) reporting

Monthly Before and Annual After tax return (pre/post liquidation) calculations

Standard performance reporting utilizing Unity Performance with standard frequency;

(ix)	Tax disclosure information;

(x)	Supplemental premium/discount charts (e.g. Net Asset Value compared to the midpoint between the bid-ask spread);

(xi)	Trustees and Officers information;

(xii)	Expense Examples; and

(xiii)	Portfolio Holdings (and can incorporate Index Composition Data sent by Customer).

2.

Coordinate and review (3rd Party Printer would prepare and file) SEC Form N-CSR Filings, including certifications by fund officers, if applicable, subject to review and approval by the Principal Financial Officer of the Trust.

3.	Coordinate, prepare, review, and file (annually) Form N-SAR or Form N-CEN as required.

4.	Prepare, coordinate and review Form N-Q or Form N-PORT for all Funds as required.

5.	Prepare, review and coordinate the financial highlights for the prospectus.

6.	Prepare the annual Rule 24f-2 Notice (to be completed by J.P. Morgan Reg Services)

7.	Additional Services.

The following services are available by arrangement between the Customer and J.P. Morgan (and subject to additional fees): pro forma statements and in-house type-setting and publishing.

C.	Tax Services

J.P. Morgan will provide the following tax services, subject to the review and approval of the Customer, the Investment Adviser and/or the Funds’ auditors.

1.	Preparation of Certain Documents: J.P. Morgan shall prepare the following for review and approval by the Customer:

(i)	Fiscal and excise tax provisions in accordance with the Internal Revenue Code and applicable rules and regulations;

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(ii)

            Federal (Form 1120-RIC), state income tax return for state of incorporation of Customer (or additional states as agreed, subject to additional fees) and excise tax returns (Form 8613) (including filings by extended due dates) and file;

(iii)	Year-end re-characterizations, such as return of capital, foreign tax credit, qualified dividend income and tax exempt percentages for Form 1099-DIV;

(iv)	Provide support for all applicable data required for year-end shareholder reporting requirements, such as income by state, income by country, treasury income;

(v)

            On an annual basis, calculation of income/capital gain distributions (in compliance with income/excise tax distribution requirements) in accordance with the Internal Revenue Code and any applicable rules and regulations;

(vi)	All items regarding liquidations or mergers, including completion of the final tax provisions, returns and calculations of all tax attributes;

(vii)	QII Reporting & Annual NRA Reporting (for applicable funds, as requested by the client);

(viii)	Quarterly tax exempt asset test and annual foreign security asset test;

(ix)	Tax equalization calculations on an annual basis; and

(ix)	Prepare and review one tax basis income estimate, including capital gains, during each Fund’s excise year.

2.	Financial Statement Support:

J.P. Morgan will support the Funds’ financial statement process by preparing and reviewing the following:

(i)        Return of Capital Statement of Position (ROC SOP) disclosure.

(ii)       Tax Footnote disclosure that involves tax cost of investments, ROC SOP reclassification, tax character of distributions (comparative table – prior year and current year), distributable earnings, capital loss carry forward (and if applicable, post October loss.

(iii)      60 day notice information required by the Tax Code for foreign tax credit, long-term capital gain designation, tax exempt income, dividend received deduction, qualified dividend income, qualified interest income, and qualified short-term gain.

3.	Additional Services.

The following services are available by arrangement between the Customer and J.P. Morgan (and subject to additional fees): REMIC OID calculations, accelerated fiscal or excise tax reporting, additional wash sales processing and analysis (to be performed by GainsKeeper), Passive Foreign Investment Company (“PFIC”) identification services (to be performed by Ernst & Young’s PFIC analyzer product, pursuant to a contractual engagement by Customer with Ernst & Young), mutually agreed upon-tax consulting, assistance with Internal Revenue audits or audits conducted by state taxing authorities, assist and test for ownership charges (based upon mutually agreed upon procedures) and determine personal holding company status, as deemed necessary.

D.	Regulatory Services

J.P. Morgan will perform the following services subject to the review and approval of the Customer and its legal counsel.

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1.	Prospectus/Statement of Additional Information Updates.

J.P. Morgan will prepare for review by the Customer post-effective amendments to the Registration Statement for annual update purposes and file with the SEC; prepare draft response to SEC comments and file response letter when a post-effective amendment includes material changes; prepare and file prospectus and statement of additional information stickers as required and coordinate printing and distribution thereof.

2.	Other Regulatory Filings.

(a)	Fidelity Bond: J.P. Morgan shall obtain a copy of the Customer’s fidelity bond from the Customer’s insurance broker, and prepare and file with the SEC annually.

(b)

Form N-PX: J.P. Morgan shall obtain the Funds’ proxy voting record information from the vendor designated by the Customer, prepare a draft Form N-PX for review by the Customer and act as liaison with the Customer’s financial printer with respect to its filing.

3.	Board Materials.

J.P. Morgan shall prepare for review by the Customer and its legal counsel a production schedule, notice, agenda and all routine Board materials, including Board memoranda and resolutions for regular quarterly Board meetings and distribute the materials to all necessary parties. An officer of J.P. Morgan will attend the Board meetings and draft the minutes thereof for review by the Customer and its legal counsel. J.P. Morgan shall maintain the minutes of all meetings in the corporate records of the Funds.

4.	Calendars.

J.P. Morgan shall maintain an annual calendar of Board and Committee meetings and all required SEC filings.

E.	General Administration Services

1.	Board Materials.

J.P. Morgan will prepare or compile Fund performance and expense information, financial reports, and compliance data and information for inclusion in the regular quarterly Board meeting materials. In this regard, J.P. Morgan will:

(a)	Prepare or compile performance and expense information, financial reports, and compliance data and information for inclusion in the Trust’s regular quarterly Board meeting materials;

(b)	Prepare quarterly Board meeting time and responsibility chart;

(c)

Prepare all quarterly Board materials, minutes and agendas and assist in preparation of narrative materials such as memoranda on routine items and new regulatory developments, subject to review by Trust counsel;

(d)	Prepare all Board minutes subject to review by Trust counsel;

(e)	Prepare special Board meeting and organizational Board meeting materials;

(f)	Coordinate Board book production and distribution;

(g)	Coordinate the provision of certain 1940 Act Section 15(c) materials and fee comparison reporting, subject to the direction and oversight of the investment adviser for the Trust;

(h)	Maintain calendar and files for all Board and shareholder meeting materials;

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(i)

Coordinate and facilitate distribution of trustee/officer questionnaires including audit committee financial expert questionnaire, subject to review and approval by Trust counsel and respond to trustees/officers questions relating thereto. Coordinate and facilitate distribution of questionnaires and other materials to trustees/officers regarding board self-assessment, as provided by Trust counsel; and

(j)	Initiate and coordinate execution of Board approved documents as necessary.

2.	Dividend Distributions.

J.P. Morgan will calculate dividend distributions in accordance with the Funds’ distribution policies and assist the Investment Adviser in making final determinations of distribution amounts.

3.	Expense Accruals.

J.P. Morgan will prepare Fund or class expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (e.g. audit fees, registration fees, directors’ fees). For the avoidance of doubt, J.P. Morgan’s services in this regard will include:

(i)	Prepare Fund budgets and calculate expense ratio projections on a monthly or more frequent basis as needed;

(ii)

Monitor expense accruals including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors’ fees, etc.) for adequacy and make adjustments as needed;

(iii)	Calculate contractual Trust expenses and monitor all Funds’ expense ratios;

(iv)	Implement and determine methodology for allocating expenses within the Trust;

(v)	Calculate and monitor fee waivers, if necessary, under any Expense Limitation Agreement approved by the Board of Trustees; and

(vi)	Prepare, calculate, review and coordinate fee table and fee example information and disclosures for the prospectus.

4.	Expense Payments.

Upon Instruction by the Customer’s officer, J.P. Morgan will arrange for the payment of each Fund’s (or class’) expenses. For avoidance of doubt, J.P. Morgan’s services in this regard will include:

(i)	Review invoices directed to the funds and effect payments as appropriate;

(ii)	Calculate Trust expense allocations when appropriate;

(iii)	Arrange, if directed by the appropriate client Fund officers, for the payment by wire of a Fund’s expenses;

(iv)	Prepare form 1099-MISC for fund expense payments, including Trustees’ fees;

(v)	Provide expense details to the Funds’ investment adviser for periodic review; and

(vi)	Assist in the verification of the appropriateness of all Fund expenses including out-of-pocket costs charged to the Funds.

5.	Reports.

J.P. Morgan will report Fund performance to outside statistical service providers as instructed by the Investment Adviser.

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6.	Chief Compliance Officer Support.

J.P. Morgan will provide annual representation letters in connection with Customer’s obligations under Rule 38a-1 under the 1940 Act and liaise with the Funds’ Chief Compliance Officer as necessary.

7.	SEC Examinations.

J.P. Morgan will provide support and coordinate communications and data collection of records and documents held by J.P. Morgan on the Funds’ behalf, with respect to routine SEC regulatory examinations of the Funds. Prepare draft responses to examinations with respect to information in the possession of J. P. Morgan or which implicate J. P. Morgan services provided to the Funds.

8.	Non-Executive Officers.

J.P. Morgan will furnish appropriate non-executive officers for the Customer, such as assistant treasurers and secretaries.

F.	Slippage Services

J.P. Morgan will provide automatic monitoring, calculation and reporting services (“Slippage Services”) to the Customer in connection with the difference between the valuation of a particular security among the basket of securities held by the Customer from time to time and the cost to purchase/sell such security in the open market (such difference, “Slippage”), resulting when an Authorized Participant to the Customer (an “Authorized Participant”) is providing cash in lieu of such securities being given to the Customer in-kind. The Slippage Services will be provided as follows:

1.

Customer will send in a timely manner to J.P. Morgan, or will arrange for J.P. Morgan to receive, all Slippage-related trade data and details reasonably required for J.P. Morgan to provide the Slippage Services. Such information will be in the format that is in accordance with established procedure between the Customer and J.P. Morgan. The file will contain a trade blotter for every security that the Customer would like to receive Slippage Services for (each, a “Slippage Trade Blotter”).

2.

Once J.P. Morgan receives the Slippage Trade Blotter per the process described above, J.P. Morgan will review and apply the information therein to (a) calculate the profit/loss resulting from the relevant Slippage (the “Slippage Effect”); (b) communicate such information to the Customer, as well as to any Authorized Participant that the Customer requests to receive such data; (c) post relevant accounting entries relating to the Slippage; and (d) track and monitor incoming and outgoing Slippage-related wires and other communications.

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